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                                                                    EXHIBIT 5.1

[Kilpatrick Stockton Logo]                        Suite 2800 1100 Peachtree St.
                                                          Atlanta GA 30309-4530
                                                 t 404 815 6500 f 404 815 6555
                                                     www.KilpatrickStockton.com


February 4, 2005


Emageon Inc.
1200 Corporate Drive
Suite 200
Birmingham, Alabama 35242

Ladies and Gentlemen:

         We have acted as counsel for Emageon Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1, as amended (Registration No. 333-120621) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"), with respect to the registration of 5,750,000 shares (the "Shares") of Common Stock, par value $0.001 per share (the "Common Stock") of the Company (including 750,000 shares subject to an over-allotment option), covering the offering and sale of the Shares to the underwriters ("Underwriters") pursuant to the terms of the underwriting agreement (the "Underwriting Agreement") to be executed by the Company, and Wachovia Capital Markets, LLC, Piper Jaffray & Co., Raymond James and Associates, Inc., and Friedman, Billings, Ramsey & Co., Inc., as Representatives of the Underwriters.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation of the Company, as amended; (b) the By-Laws of the Company; (c) various corporate records, proceedings, and resolutions relating to the organization of the Company and the issuance by the Company of the Shares; and (d) a specimen certificate representing the Shares.

         The opinions set forth herein are limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law. The reference and limitation to the Delaware General Corporation Law includes the statutory provisions thereof, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.
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         Emageon Inc.
         February 4, 2005
         Page 2

         Based upon the foregoing, it is our opinion that when issued and delivered by the Company and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        KILPATRICK STOCKTON LLP



                                        By: /s/ Daniel T. Falstad
                                            -----------------------------------
                                            Daniel T. Falstad, a Partner